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                                                                      Exhibit 11

                           INTERNATIONAL PAPER COMPANY
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                     (In millions, except per share amounts)

                                                               Three Months Ended         Six Months Ended
                                                                     June 30,                  June 30,
                                                              --------------------       --------------------
                                                                2002         2001          2002         2001
                                                              -------      -------       -------      -------
Earnings (loss) before extraordinary items and
  accounting change                                              $215        $(313)         $280        $(295)
Extraordinary items                                                 -            -             -          (46)
Cumulative effect of accounting change                              -            -             -          (16)
                                                              -------      -------       -------      -------
Net earnings (loss)                                               215         (313)          280         (357)
Effect of dilutive securities                                       -            -             -            -
                                                              -------      -------       -------      -------
Net earnings (loss) - assuming dilution                          $215        $(313)         $280        $(357)
                                                              =======      =======       =======      =======
Average common shares outstanding                               482.7        483.1         482.5        482.9
Effect of dilutive securities
   Stock options                                                  2.0          -             2.0          -
                                                              -------      -------       -------      -------
Average common shares outstanding - assuming dilution           484.7        483.1         484.5        482.9
                                                              =======      =======       =======      =======
Earnings (loss) before extraordinary items and
  accounting change                                             $0.45       $(0.65)        $0.58       $(0.61)
Extraordinary items                                                 -            -             -        (0.10)
Cumulative effect of accounting change                              -            -             -        (0.03)
                                                              -------      -------       -------      -------
Net earnings (loss) per common share                            $0.45       $(0.65)        $0.58       $(0.74)
                                                              =======      =======       =======      =======
Net earnings (loss) per common share - assuming dilution        $0.45       $(0.65)        $0.58       $(0.74)
                                                              =======      =======       =======      =======


Note: If an amount does not appear in the above table, the security was antidilutive for the period presented. Antidilutive securities included preferred securities of a subsidiary trust for the periods presented. Stock options are antidilutive in periods when net losses are recorded.